UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2011

CommerceTel Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-53851	26-3439095
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

8929 Aero Drive, Suite E
San Diego, CA 92123
 (Address of principal executive offices) (zip code)

(866)622-4261
 (Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Copies to:
Louis A. Brilleman, Esq.
1140 Avenue of the Americas, 9th Floor
New York, New York 10036
Phone: (212) 584-7805
Fax: (646) 380-6899

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 3, 2011, CommerceTel Corporation (the “Company”) entered into an asset purchase agreement (the “Agreement”) with Adsparq Limited to acquire substantially all of the assets of its Txtstation interactive mobile marketing platform and services business.  The purchase price for the acquisition consists of 2,125,000 shares of common stock of the Company and $300,000 in cash.  Of the cash portion, $50,000 is payable at closing, with an additional $25,000 payable on the 60th day following closing.  The balance is payable in $25,000 installments at the end of each of the next nine 30-day periods thereafter.  The Company is assuming none of Adsparq’s liabilities.  For a period of one year following the closing of the transaction, half of the shares of Common Stock issuable to Adsparq will be held in escrow as security for its indemnification obligations under the Agreement.

In connection with the transaction, the Company will also issue 300,000 shares of common stock of the Company to the controlling stockholder of Adsparq in consideration of certain indemnification obligations and other agreements.  For one year following the closing of the transaction,  the shareholder has agreed not to, directly or indirectly, transfer, donate, sell, assign, pledge, hypothecate, grant a security interest in or otherwise dispose or attempt to dispose of all or any portion of shares issued to it (or any interest therein)

The closing of the acquisition is subject to various closing conditions, including the approval of the Company’s Board of Directors.   The Company expects the closing of the acquisition to occur on or before March 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCETEL CORPORATION

March 3, 2011	By:	/s/ Dennis Becker
Chief Executive Officer